UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2015 (April 13, 2015)

HC2 HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35210	54-1708481
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

460 Herndon Parkway, Suite 150

Herndon, VA 20170

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (703) 456-4100

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 13, 2015, HC2 Holdings, Inc., a Delaware corporation (the “Company”), entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Continental General Corporation, a Nebraska corporation, and Great American Financial Resources, Inc., a Delaware corporation (collectively, the “Sellers”), pursuant to which the Company agreed to purchase from the Sellers all of the issued and outstanding shares of common stock of United Teacher Associates Insurance Company, a Texas life insurance company (“UTAIC”), and Continental General Insurance Company, an Ohio life insurance company (“CGIC” and, together with UTAIC, the “Targets”), as well as all assets owned by the Sellers or their affiliates that are used exclusively or primarily in the business of the Targets, subject to certain exceptions. The Targets are providers of long-term care and life insurance policies and annuity contracts.

The consideration payable by the Company at closing is approximately $7 million, which amount will be increased or decreased by the amount by which the Targets’ adjusted capital and surplus exceeds or falls short of, respectively, an agreed-upon target capital and surplus amount (the “Closing Purchase Price”). The Closing Purchase Price will be paid in a mix of cash, debt and/or common stock of the Company, depending on the amount of the Closing Purchase Price, as follows: if the Closing Purchase is (i) $5 million or less, it will be paid in cash, (ii) greater than $5 million but $7 million or less, it will be paid in a mix (at the Company’s option) of $5 million in cash and the remainder in a like principal amount of the Company’s 11.000% Senior Secured Notes due 2019 (the “Notes”), which will be issued as additional notes under the indenture governing the Notes, dated November 20, 2014, and (iii) greater than $7 million, the first $7 million will be paid in accordance with (ii) above, 25% of the remainder will be paid in cash and 75% of the remainder will be paid in a combination of a Notes or the Company’s common stock, with any such common stock valued at the 30-day volume-weighted adjusted price per share as of the Closing (as defined below), at the Company’s option.

The Company also agreed to contribute to the Targets, at the Closing, $13 million in cash or assets (the “Reserve Release Amount”), and to pay to the Sellers, on an annual basis with respect to the years 2015 through 2019, the amount, if any, by which the Targets’ cash flow testing and premium deficiency reserves decrease from the amount of such reserves as of December 31, 2014, up to the Reserve Release Amount (such payments, the “Reserve Release Payments”). The Reserve Release Payments will be funded using (i) cash dividends from the Targets, in an amount up to 25% of the Reserve Release Payment due, and (ii) with respect to any excess, at the Company’s option, either Notes or common stock, or a combination thereof. The Company has also agreed to contribute to the Targets an additional amount in cash or assets as required to offset the impact on the Targets’ statutory capital and surplus of the election to be made by Buyer and Sellers pursuant to Section 338(h)(10) of the Internal Revenue Code in connection with the transaction, if and to the extent required by insurance regulatory authorities and subject to an aggregate cap of $22 million.

The Company received from the Sellers, and the Sellers received from the Company, customary representations and warranties for a transaction of this nature in light of the business of the Targets. The Company and the Sellers agreed to abide by certain customary covenants, including to use reasonable best efforts to obtain any required approvals and consents from any third parties or governmental authorities, including any insurance regulatory authorities, and to cause other conditions to closing of the transaction (the “Closing”) to be satisfied. In addition and subject to certain limitations, (i) the Sellers agreed not to solicit or hire any employees or independent contractors of the Targets, (ii) the Company agreed not to solicit or hire certain employees designated by the Sellers, and (iii) the Sellers agreed not to engage in competing businesses of the Targets, in each case for a period of two years following the Closing.

The Closing is subject to satisfaction or waiver of certain customary conditions, including the receipt of all governmental approvals required to consummate the transaction. The Purchase Agreement also contains certain termination provisions, including the ability of either the Company or the Seller to terminate the Purchase Agreement if the Closing shall not have occurred on or before October 31, 2015 (the “Outside Date”), unless such failure to close is the result of the terminating party’s breach of any of its representations, warranties or covenants, and provided that the Company may extend the Outside Date for up to sixty days to allow for the receipt of required governmental approvals.

The transaction is expected to close during the third quarter of 2015, subject to receipt of required governmental approvals. The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed as Exhibit 2.1 hereto, which is incorporated herein by reference.

The Purchase Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, the Sellers or the Targets or any of their affiliates, their respective businesses, or the actual conduct of their respective businesses during the period prior to the Closing. The Purchase Agreement contains representations and warranties that are the product of negotiations among the parties thereto and that the parties made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by confidential disclosure schedules delivered by the Sellers to the Company, and by the Company to the Sellers, in connection with the Purchase Agreement. The representations and warranties may have been made for the purpose of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.

Item 8.01	Other Events

On April 14, 2015, the Company issued a press release announcing its entry into the Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1	Stock Purchase Agreement, dated as of April 13, 2015, by and among HC2 Holdings, Inc., Continental General Corporation and Great American Financial Resources, Inc.
99.1	Press Release of the Company, dated April 14, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HC2 Holdings, Inc. (Registrant)

Date: April 15, 2015	By:	/s/ Andrea L. Mancuso
	Name:	Andrea L. Mancuso
	Title:	General Counsel and Corporate Secretary